As filed with the Securities and Exchange Commission on June 7, 2012

Registration No. 333-180147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANTANDER DRIVE AUTO RECEIVABLES LLC

as a Depositor to the Issuing Entities described herein

(Exact name of the registrant as specified in its charter)

Delaware	20-4382941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Santander Drive Auto Receivables LLC

8585 North Stemmons Freeway, Suite 1100-N

Dallas, TX 75247

(214) 292-1930

(Address, including ZIP code, and telephone number, including area code, of the registrant’s principal executive offices)

Jason Kulas,

Santander Consumer USA Inc.

8585 North Stemmons Freeway, Suite 1100-N

Dallas, TX 75247

(214) 634-1110

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies To:

Stuart M. Litwin, Esq. Mayer Brown LLP 71 S. Wacker Drive Chicago, IL 60606 (312) 782-0600	Angela M. Ulum, Esq. Mayer Brown LLP 71 S. Wacker Drive Chicago, IL 60606 (312) 782-0600

Approximate date of commencement of proposed sale to the public: from time to time after this registration statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(2)
Asset Backed Notes	$15,000,000,000	100%	$15,000,000,000	$1,719,000
Total	$15,000,000,000	100%	$15,000,000,000	$1,719,000

(1)	Estimated solely for the purpose of calculating the registration fees pursuant to Rule 457.
(2)	$1,719,000 has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to registration statement is being submitted for the purpose of amending Exhibits 5.1 and 8.1 hereto. Exhibits 5.1 and 8.1 submitted herewith shall supercede the previously filed Exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an itemized list of the estimated expenses to be incurred in connection with the offering of the securities being offered hereunder other than underwriting discounts and commissions.

Registration Fee	$1,719,000.00
Accountant Fees and Expenses	$787,500.00
Legal Fees and Expenses	$3,000,000.00
Printing and Engraving Costs	$375,000.00
Blue Sky Fees and Expenses	$250,000.00
Trustee Fees and Expenses	$600,000.00
Rating Agency Fees	$6,750,000.00
Miscellaneous Expenses	$150,000.00
Total	$13,631,500.00

Item 15. Indemnification of Directors and Officers.

Santander Drive Auto Receivables LLC is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to the standards and restrictions, if any, as are described in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The registrant was formed under the laws of the State of Delaware. The limited liability company agreement of the registrant provides, in effect that, subject to certain limited exceptions, it will indemnify its members, officers, directors, employees and agents of the registrant, and employees, representatives, agents or affiliates of its members (collectively, the “Covered Persons”), to the fullest extent permitted by applicable law, for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the registrant and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the limited liability company agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under the limited liability company agreement by the registrant shall be provided out of and to the extent of registrant assets only, and the members shall not have personal liability on account thereof.

To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the registrant prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the registrant of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in the limited liability company agreement.

A Covered Person shall be fully protected in relying in good faith upon the records of the registrant and upon such information, opinions, reports or statements presented to the registrant by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the registrant, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the member might properly be paid.

To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the registrant or to any other Covered Person, a Covered Person acting under the limited liability company agreement shall not be liable to the registrant or to any other Covered Person for its good faith reliance on the provisions of the limited liability company agreement or any approval or authorization granted by the registrant or any other Covered Person. The provisions of the limited liability company agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the members to replace such other duties and liabilities of such Covered Person.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The registrant also maintains insurance providing for payment, subject to certain exceptions, on behalf of officers and directors of the registrant and its subsidiaries of money damages incurred as a result of legal actions instituted against them in their capacities as such officers or directors (whether or not such person could be indemnified against such expense, liabilities or loss under the Delaware Limited Liability Company Act).

Each underwriting agreement will generally provide that the underwriters will indemnify the registrant and its directors, officers and controlling parties against specified liabilities, including liabilities under the Securities Act of 1933 relating to certain information provided or actions taken by the underwriters. The registrant has been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	As to Rule 415:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that the undertakings set forth in clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

Provided further, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act to any purchaser:

(i) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contact of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) As to Filings Incorporating Subsequent Exchange Act Documents by Reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) As to Indemnification:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) As to Filings in Reliance on Rule 430(A).

(1) For purposes of determining any liability under the Securities Act, the information omitted from any form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) As to Qualification of Trust Indentures Under the Trust Indenture Act of 1939 for Delayed Offerings

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the indenture trustee to act under subsection (a) of Section 310 of the Trust Indenture Act, in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(f) As to Filings Regarding Asset-Backed Securities Incorporating by Reference Subsequent Exchange Act Documents by Third Parties.

For purposes of determining any liability under the Securities Act, each filing of the annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB (17 CFR 229.1100 (c)(1)) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) As to Filings Regarding Asset-Backed Securities That Provide Certain Information Through an Internet Web Site.

(i) Except as otherwise provided by Item 1105 of Regulation AB (17 CFR 229.1105), information provided in response to that Item pursuant to Rule 312 of Regulation S-T (17 CFR 232.312) through any specified Internet address in the prospectus is deemed to be a part of the prospectus included in the registration statement.

(ii) In addition, the undersigned registrant hereby undertakes to provide to any person without charge, upon request, a copy of the information provided in response to Item 1105 of Regulation AB pursuant to Rule 312 of Regulation S-T through any specified Internet address as of the date of the prospectus included in the registration statement if a subsequent update or change is made to the information.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, Santander Drive Auto Receivables LLC, certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Form S-3 and has duly caused this Amendment No. 3 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Dallas, Texas, on June 7, 2012.

SANTANDER DRIVE AUTO RECEIVABLES LLC

By:	/s/ Jason Kulas
Name: Jason Kulas
Title: CFO

The registrant reasonably believes that at the time of sale, at least one nationally recognized statistical rating organization (as that term is used in Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) will have rated the securities to be offered hereunder in one of its generic rating categories which signifies investment grade.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to registration statement has been signed by the following persons in the capacities and indicated on June 7, 2012

By:	*
Name: Thomas G. Dundon
Title: President, Chief Executive Officer (Principal Executive Officer) and Director

By:	*
Name: Jason Kulas
Title: Chief Financial Officer (Principal Financial Officer), Chief Accounting Officer (Principal Accounting Officer) and Director

By:	/s/ Mark McCastlain
Name: Mark McCastlain
Title: Vice President, Treasurer, Assistant Secretary, Director

By:	*
Name: Frank B. Bilotta
Title: Director

By:	*
Name: Timothy O’Connor
Title: Director

By:	*
Name: Andrew Kang
Title: Vice President

*	The undersigned by signing his name hereto, does hereby sign this Amendment No. 3 to registration statement on behalf of the above-indicated officer or director of the Registrant pursuant to the Power of Attorney signed by such officer or director.

By:	/s/ Mark McCastlain
Name: Mark McCastlain
Title: Vice President, Treasurer, Assistant Secretary, Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement.*

3.1	Amended and Restated Limited Liability Company Agreement of the registrant. *

4.1	Form of Indenture (including forms of Notes). *

5.1	Opinion of Mayer Brown LLP with respect to legality.

8.1	Opinion of Mayer Brown LLP with respect to federal tax matters.

10.1	Form of Receivables Purchase Agreement.*

10.2	Form of Sale and Servicing Agreement.*

10.3	Form of Administration Agreement.*

10.4	Form of Amended and Restated Trust Agreement of Issuing Entity.*

10.5	Form of Interest Rate Swap Agreement.*

23.1	Consent of Mayer Brown LLP (included in its opinions filed as Exhibits 5.1 and 8.1).*

24.1	Powers of Attorney.*

24.2	Certified Copy of Resolutions Authorizing Powers of Attorney.*

25.1	Statement of Eligibility and Qualification of Indenture Trustee (Form T-1).**

*	Previously filed.
**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.